Exhibit 1.1

EXECUTION

AMENDMENT NUMBER TWELVE

to the

MASTER REPURCHASE AGREEMENT

Dated as of December 9, 2010,

among

PENNYMAC CORP., PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC and PENNYMAC LOAN SERVICES, LLC

and

CITIBANK, N.A.

This AMENDMENT NUMBER TWELVE (this “Amendment Number Twelve”) is made this 25th day of July, 2013 among PENNYMAC CORP. and PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC (each, a “Seller” and jointly and severally, the “Seller” or “Sellers”), PENNYMAC LOAN SERVICES, LLC (“Servicer”) and CITIBANK, N.A. (“Buyer”), to the Master Repurchase Agreement, dated as of December 9, 2010, among Sellers, Servicer and Buyer, as such agreement may be amended from time to time (the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Sellers and Buyer have agreed to extend the Termination Date under the Agreement and to provide for the payment of an additional commitment fee for such period, as more specifically set forth herein; and

WHEREAS, as of the date hereof, each Seller and Servicer represents to Buyer that the Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.    Amendments.  Effective as of July 25, 2013 (the “Amendment Effective Date”), the Agreement is hereby amended as follows:

(a)        Section 1 of the Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

“Buyer shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which a Seller transfers to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to such Seller such Purchased Loans at a date certain, against the transfer of funds by such Seller.  Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.”

(b)        Section 2 of the Agreement is hereby amended by deleting the definitions of “2012 Extension Commitment Fee”, “2012 Extension Commitment Fee Installment Amount”, “2012-2013 Commitment Fee”, “2012-2013 Commitment Fee Installment Amount”, “2012 Second Extension

Commitment Fee”, “2013 Commitment Fee”, “2013 Commitment Fee Installment Amount”, “Extended Additional Commitment Fee” and “Net Worth”.

(c)        Section 2 of the Agreement is hereby amended by adding the new definitions of “Commitment Fee Installment Amount”, “Committed Amount”, “PMAC Agency Agreement”, “Uncommitted Amount” in the appropriate alphabetical order to read as follows:

“Commitment Fee Installment Amount” shall mean an amount equal to the product of (i) 1/12 multiplied by (ii) the Committed Amount.”

“Committed Amount” shall mean an amount equal to (i) $1,000,000,000; reduced by (ii) the aggregate outstanding Purchase Price (as such term is defined in the PMAC Agency Agreement) of all Loans (as such term is defined in the PMAC Agency Agreement) then subject to outstanding Transactions (as such term is defined in the PMAC Agency Agreement) under the PMAC Agency Agreement.

“PMAC Agency Agreement” shall mean that Master Repurchase Agreement dated as of May 24, 2012, as amended, among PennyMac Corp., as a seller, PennyMac Loan Services, LLC, as servicer and Citibank, N.A., as buyer and any other Program Document as such term is defined in the PMAC Agency Agreement.

“Uncommitted Amount” shall mean an amount equal to (i) $50,000,000 reduced by (ii) the Uncommitted Amount (as defined in the PMAC Agency Agreement) outstanding under the PMAC Agency Agreement.

(d)        Section 2 of the Agreement is hereby amended by deleting clause (15) of definition of Eligible Loan” in its entirety and replacing it with the following:

“(15)    which is secured by a Mortgaged Property located in (i) the State of Massachusetts or in any state in which Servicer is not licensed or otherwise exempt from being licensed to service mortgage loans; (ii) the State of Georgia (solely with respect to Loans sold by PMIT Holdings) or (iii) any other state in which the applicable Seller is not licensed to own mortgage loans; or”

(e)        Section 2 of the Agreement is hereby amended by adding new clause (16) to the definition of Eligible Loan” as follows:

“(16)    which is a Loan and the Purchase Price of such Loan when added to the aggregate outstanding Purchase Price of all other Loans that are then subject to outstanding Transactions hereunder, exceeds $850,000,000.

(f)        Section 2 of the Agreement is hereby amended by deleting the definition of “Maximum Aggregate Purchase Price” in its entirety and replacing it with the following:

“Maximum Aggregate Purchase Price” shall mean the sum of (i) the Committed Amount and (ii) in Buyer’s sole discretion, the Uncommitted Amount.

(g)        Section 2 of the Agreement is hereby amended by deleting the definition of “Termination Date” in its entirety and replacing it with the following:

“Termination Date” shall mean July 24, 2014 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.”

(h)        Section 2 of the Agreement is hereby amended by adding the definition of “Total Average Monthly Usage” in its entirety and replacing it with the following:

“Total Average Monthly Usage” shall mean, for any month, the combined daily average outstanding Purchase Price (x) hereunder and (y) under the PMAC Agency Agreement.

(i)         Section 3(a) of the Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

(a)        Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, from time to time as requested by Sellers, enter into Transactions with Sellers such that the aggregate Purchase Price for all Purchased Loans acquired by Buyer shall not exceed the Maximum Aggregate Purchase Price. Buyer shall have the obligation, subject to the terms and conditions of the Program Documents, to enter into Transactions up to the Committed Amount and shall have no obligation to enter into Transactions up to the Uncommitted Amount, which Transactions shall be entered into in the sole discretion of Buyer. All purchases of Loans hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

(j)         Section 4(c) of the Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

“(c)      Commitment Fee.  Sellers agree to pay to Buyer the Commitment Fee, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer to Buyer in twelve (12) equal installments, each of which shall be equal to the Commitment Fee Installment Amount.  The Commitment Fee is and shall be deemed to be fully earned and non-refundable when paid.  The first installment of the Commitment Fee shall be payable on or prior to July 25, 2013 and each subsequent installment shall be payable on or prior to the 15th day of each succeeding month (or in each case if such date is not a Business Day, the preceding Business Day).  Buyer may, in its sole discretion, net all or any portion of Commitment Fee from the proceeds of any Purchase Price paid to any Seller.   In the event that the Termination Date is accelerated to a date which is prior to the payment in full of all installments of the Commitment Fee, any unpaid installments of the Commitment Fee shall be payable on the Termination Date.”

(k)        Section 9(b) of the Agreement is hereby amended by adding the following new clause (xvii) thereto as follows:

(xvii) At any time a Transaction is outstanding, the aggregate outstanding Purchase Price under the PMAC Agency Agreement shall not be less than an amount equal to the product of (i) 10%, multiplied by (ii) the Total Average Monthly Usage for the prior month.

(l)         Section 12(p) of the Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

“(p)      Financial Representations and Warranties.

(i) (A) the ratio of PennyMac’s Total Indebtedness to its Adjusted Tangible Net Worth is not greater than 10:1; (B) the combined Liquidity of PennyMac and PMIT Holdings is not less than $25,000,000; (C) PennyMac’s consolidated net income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter; and (D) PennyMac’s Adjusted Tangible Net Worth is greater than or equal to $140,000,000.

(ii) (A) the ratio of PMIT Holdings’ Total Indebtedness to its Adjusted Tangible Net Worth is not greater than 10:1, (B) the combined Liquidity of PMIT Holdings and PennyMac is not less than $25,000,000, (C) PMIT Holdings’ consolidated net income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter, and (D) PMIT Holdings’ Adjusted Tangible Net Worth is greater than or equal to $220,000,000.

(iii) (A) Servicer’s Adjusted Tangible Net Worth is greater than or equal to $90,000,000; (B) Servicer’s unrestricted cash and Cash Equivalents are greater than or equal to $20,000,000; (C) [reserved]; (D) the ratio of Servicer’s Total Indebtedness to Adjusted Tangible Net Worth is less than 10:1; and (E) Servicer’s consolidated Net Income was equal to or greater than $1.00 for the previous calendar quarter.

(iv) (A) Guarantor’s Adjusted Tangible Net Worth is greater than or equal to $750,000,000; (B) the combined amount of unrestricted cash of Guarantor and its Subsidiaries is greater than or equal to $30,000,000; (C) the ratio of Guarantor’s total Indebtedness to Adjusted Tangible Net Worth is less than 3:1; and (D) Guarantor’s consolidated net income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter.

(m)       Section 12(r) of the Agreement is hereby amended by adding the following language after the last sentence therein as follows:

“Seller has all licenses required by it to own the Purchased Loans in accordance with the laws of the related jurisdiction in which the Mortgaged Property is located.”

(n)        Section 12 of the Agreement is hereby amended by adding the following new clauses (hh) and (ii) thereto as follows:

“(hh)    Ownership of Loans. Immediately prior to each Transaction, Seller shall be the sole owner and holder of the related Loans.  No Purchased Loan is or shall be assigned or pledged to any Person other than Buyer, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and assign the Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to assign, transfer and pledge each Loan pursuant to this Agreement and following the sale of each Loan, Buyer will own such Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(ii)        Servicer Approvals.  Servicer and each subservicer servicing any Purchased Loans hereunder has all consents, licenses and approvals necessary to service the Purchased Loans.”

(o)        Sections 13(a)(i) and (a)(ii) of the Agreement are hereby amended by deleting each section in its entirety and replacing such Sections as follows:

“(i)       As soon as available and in any event within forty (40) days after the end of each calendar month, the consolidated balance sheets of each Seller Party and its consolidated Subsidiaries as at the end of such month, the related unaudited consolidated statements of income and retained earnings and of cash flows for such Seller Party and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period;

(ii)        As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Seller Party, the consolidated balance sheets of such Seller Party and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for such Seller Party and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period;

(p)        Section 13(p) of the Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

“(p) Financial Covenants.

(i) Financial Covenants of PennyMac. PennyMac shall comply with the following financial covenants: (A) the ratio of PennyMac’s Total Indebtedness to its Adjusted Tangible Net Worth shall not at any time be greater than 10:1; (B) PennyMac and PMIT Holdings shall maintain combined Liquidity at all times in an amount of not less than $25,000,000; (C) the Adjusted Tangible Net Worth of PennyMac shall at all times be greater than $140,000,000; and (D) PennyMac’s consolidated net income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

(ii) Financial Covenants of PMIT Holdings. PMIT Holdings shall comply with the following financial covenants: (A) the ratio of PMIT Holdings’ Total Indebtedness to its Adjusted Tangible Net Worth shall not at any time be greater than 10:1, (B) PMIT Holdings and PennyMac Corp. shall maintain combined Liquidity at all times in an amount of not less than $25,000,000, (C) the Adjusted Tangible Net Worth of PMIT Holdings shall at all times be equal to or greater than $220,000,000, and (D) PMIT Holdings’ consolidated net income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

(iii) Financial Covenants of Servicer.  (A) Servicer’s Adjusted Tangible Net Worth shall at all times be greater than or equal to $90,000,000; (B) Servicer’s unrestricted cash and Cash Equivalents shall at all times be greater than or equal to $20,000,000; (C) [reserved]; (D) the ratio of Servicer’s Total Indebtedness to Adjusted Tangible Net Worth shall at all times be less than 10:1; and (E) Servicer’s consolidated Net Income shall be equal to or greater than $1.00 for the previous calendar quarter.

(iv)       Financial Covenants of Guarantor. (A) Guarantor’s Adjusted Tangible Net Worth shall at all times be greater than $750,000,000; (B) the amount of combined unrestricted cash of Guarantor and its Subsidiaries shall at all times be greater than or equal to $30,000,000; and (C) the ratio of Guarantor’s total Indebtedness to Tangible Net Worth shall at all times be less than 3:1, and (D) Guarantor’s consolidated net income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.”

(q)        Section 13(ii) of the Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

(ii)        “MERS.  Servicer is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS in connection with the servicing of MERS Loans for as long as such Purchased Loans are registered with MERS.  With respect any MERS Loan as to which Buyer has been designated as “interim funder” on the MERS mortgage electronic registry system (the “MERS System”), Seller or Servicer shall, within five (5) Business Days of receipt of instructions from Buyer, cause MERS to remove Buyer as “interim funder” with respect to such Loans.  Seller shall, or shall cause the Servicer to follow all instructions provided by Buyer with respect to any MERS Loans that are Purchased Loans, including without limitation, the removal of Purchased Loans from MERS and assignment out of MERS within two (2) Business Days of receipt of instructions from Buyer, or the designation of a third party as “interim funder” on the MERS System in accordance with any applicable requirements of MERS within two (2) Business Days of receipt of instructions from Buyer.”

(r)        Section 17 of the Agreement is hereby amended by deleting the section in its entirety and replacing it with”

“17.     Acceleration of Repurchase Date.  Buyer may, in its sole discretion, at any time, terminate any Transactions with respect to the Uncommitted Amount by providing written notice to Sellers.  Within thirty (30) calendar days of receipt of such notice, Sellers agree to repurchase all Purchased Loans purchased on an uncommitted basis at the Repurchase Price and to satisfy all of its Obligations with respect to such Purchased Loans.

(s)        Section 41  of the Agreement is hereby amended by adding the following language after the last sentence therein:

“It is understood that Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the USC.”

(t)         Schedule 1(d)  of the Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

“(d)      No Georgia or Massachusetts Loans.  No Loan is secured by a Mortgaged Property located in the State of Massachusetts, or any other state in which the applicable Seller is not licensed to own mortgage loans. With respect to PMIT Holdings, no Loan is secured by real property or secured by a manufactured home located in the state of Georgia.  With respect to PennyMac, no Loan is secured by real property or secured by a manufactured home located in the state of Georgia unless (x) such Loan was originated prior to October 1, 2002 or after March 6, 2003, or (y) the property securing the Loan is not, nor will be, occupied by the Mortgagor as the Mortgagor’s principal dwelling. No Loan is a “High Cost Home Loan “ as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”). Each Loan that is a “Home Loan” under the Georgia Act complies with all applicable provisions of the Georgia Act. No Loan secured by owner occupied real property or an owner occupied manufactured home located in the State of Georgia was originated (or modified) on or after October 1, 2002 through and including March 6, 2003.”

(u)        Exhibit A of the Agreement is hereby amended by replacing the Exhibit in its entirety with Exhibit A attached hereto.

(v)        Schedule 1   of the Agreement is hereby amended by adding the following new clauses (oo), (pp), (qq), (rr) and (ss) thereto as follows:

“(oo)    Compliance with Interagency Guidance.  Each Purchased Loan that is a “nontraditional mortgage loan” within the meaning of the Interagency Guidance on Nontraditional Mortgage Product Risks, 71 FR 58609 (October 4, 2006), and that has a residential loan application date on or after September 13, 2007 (or, if such date cannot be determined, an origination date on or after October 1, 2007), complies in all respects with such guidance, including any interpretations, applications or implementation plans with respect thereto that have been communicated and/or agreed to by an institution’s regulator, regardless of whether the Purchased Loan’s originator or seller is subject to such guidance.

(pp)      Compliance with Subprime Statement.  No Purchased Loan that is an Adjustable Rate Mortgage Loan and that has a residential loan application date on or after September 13, 2007, is subject to the Interagency Statement on Subprime Mortgage Lending, 72 FR 37569 (July 10, 2007) as defined by Fannie Mae in  the Lender Letter 03-07 (August 15, 2007) or by Freddie Mac in  Freddie Mac Single Family Advisory (September 7, 2007) and Freddie Mac Bulletin 2007-4).

(qq)      Foreclosure Referred Loans.  If any Loan is a Foreclosure Referred Loan, no corrective action with respect to any aspect of the foreclosure process is required to be taken unless otherwise agreed by Buyer in its sole discretion.

(rr)      Reverse Mortgage Loans. No Loan is a reverse mortgage loan.

(ss)      No Jumbo Loans.  No Loan originated on or after July 25, 2013, has a balance in excess of the conforming balance limitations of Freddie Mac and Fannie Mae.”

SECTION 2.    Fees and Expenses.  Sellers agree to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number Twelve (including all reasonable fees and out of pocket costs and expenses of the Buyer’s legal counsel) in accordance with Sections 23 and 25 of the Agreement.

SECTION 3.    Representations.  Each Seller and Servicer hereby represents to Buyer that as of the date hereof, the Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

SECTION 4.    Binding Effect; Governing Law.  This Amendment Number Twelve shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  THIS AMENDMENT NUMBER TWELVE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL GOVERN).

SECTION 5.    Counterparts.  This Amendment Number Twelve may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 6.    Limited Effect.  Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.  Reference to this Amendment Number Twelve need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Servicer and Buyer have caused this Amendment Number Twelve to be executed and delivered by their duly authorized officers as of the Amendment Effective Date.

PENNYMAC CORP.
(Seller)

/s/ Pamela Marsh

By:
	Name:	Pamela Marsh
	Title:	Managing Director, Treasurer

PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC
(Seller)

/s/ Pamela Marsh

By:
	Name:	Pamela Marsh
	Title:	Managing Director, Treasurer

PENNYMAC LOAN SERVICES, LLC,
(Servicer)

/s/ Pamela Marsh

By:
	Name:	Pamela Marsh
	Title:	Vice President, Treasurer

CITIBANK, N.A.
(Buyer and Agent, as applicable)

/s/ Susan Mills

By:
	Name:	Susan Mills
	Title:	Vice President

Acknowledged:

PENNYMAC MORTGAGE INVESTMENT TRUST

/s/ Pamela Marsh

By:
Name:	Pamela Marsh
Title:	Managing Director, Treasurer

Amendment Number Ten to Master Repurchase Agreement REIT